Exhibit 10.1

Mr. Arthur F. Golden

c/o Fenix Parts, Inc.

One Westbrook Corporate Center

Suite 920

Westchester, Illinois 60154

Dear Art:

I’m pleased to extend this formal offer for you to join Fenix Parts, Inc. as its Executive Vice President and Chief Operating Officer. Your employment will be effective as of July 9, 2015.

You will report directly to me. Your annual base salary will be $250,000 per year and will be paid on a bi-weekly basis. You will receive an award of an option to purchase 100,000 shares of common stock under the Company’s 2014 stock plan subject to the approval of the Company’s compensation committee. In addition, you will be eligible to participate in Fenix’s Annual Executive Bonus Plan, the terms of which are presently being considered by Fenix’s board of directors.

You will be eligible to participate in all of the employee benefits that Fenix provides to its employees, in accordance with the terms of those plans. Additional benefit information will be available to you upon your employment.

The term of your employment will be for one year from the effective date of your hire, and will be subject to review by Fenix’s board of directors prior to renewal.

As a condition to your employment with Fenix, you will be required to sign the attached confidentiality, non-solicitation and non-competition agreement.

Please sign and send a scan or fax of this letter as your acceptance to me as soon as possible via email.

Sincerely,

/s/ W. Kent Robertson	7/09/2015
W. Kent Robertson, Chief Executive Officer	Date

Accepted by:

/s/ Arthur F. Golden	7/09/2015
Arthur F. Golden	Date